Exhibit 10.3

August 3, 2012

Barbara D. Riching, CPA

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Dear Barbara,

OXiGENE, Inc. (the “Company”) is pleased to amend its offer to you of part-time employment with the Company on the following revised terms and conditions:

Position/Term:	Your part-time employment will be to serve as the Interim Chief Financial Officer of the Company, commencing nunc pro tunc July 30, 2012. The duties of Interim Chief Financial Officer are anticipated to be temporary in nature, such duties expiring upon the Company’s appointment of a permanent successor, at which time your part-time employment as Director of Finance of the Company will resume. You will be a part-time employee “at-will” so that either you or the Company may terminate your employment with the Company for any reason at any time.

Pay Rate:	Your compensation for this non-exempt part-time position is $165 per hour worked, not to exceed 40 hours per week without prior written approval. All wages are subject to all applicable withholding and payable in accordance with the Company’s payroll schedule.

Benefits:	Corresponding with your responsibilities, you will remain party to an indemnification agreement with the Company as previously executed. You will also be an insured person under the Company’s directors’ and officers’ liability insurance policy on the same terms as those that are applicable to other officers of the Company. As a part-time employee, you will not be entitled to the Company’s customary benefits or Company paid holidays.

Confidentiality:	The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, you will remain party to the Company’s standard form of Employee Proprietary Information and Inventions Agreement, as previously executed.

If the foregoing satisfactorily reflects the mutual understanding between you and the Company, kindly sign and return to the Company the enclosed copy of this letter.

We appreciate your continued service on behalf of the Company.

Sincerely,

/ s /

Peter J. Langecker, MD, Ph.D.

Chief Executive Officer

Accepted:

/s/                                                                      Date: August 3, 2012

Barbara D. Riching, CPA